Exhibit 10.27

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TURNING POINT THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT TURNING POINT THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

CLINICAL TRIAL COLLABORATION AGREEMENT

This CLINICAL TRIAL COLLABORATION AGREEMENT (this “Agreement”), dated as of October 13, 2021 (the “Effective Date”), is by and between EQRx, Inc., a Delaware corporation having a place of business at 50 Hampshire Street, Cambridge, MA 02139 (“EQRx”), and Turning Point Therapeutics, Inc., a Delaware corporation having a place of business at 10628 Science Center Drive, Suite 200, San Diego, CA 92121 (“TPT”). EQRx and TPT are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

Purpose

EQRx desires to collaborate with TPT to conduct a Combined Therapy Clinical Trial in accordance with the Protocol and to supply the EQRx Study Drug in connection with the foregoing.

AGREEMENT

Capitalized terms not otherwise defined herein will have the meaning set forth in Appendix A and incorporated herein by reference. The Parties hereby agree as follows:

Article 1

SCOPE
1.1
Conduct. Each Party will use Commercially Reasonable Efforts, in compliance with Applicable Laws, to: (a) perform its respective activities under this Agreement consistent with prevailing industry standards, (b) supply the quantities of its Study Drug in accordance with Article 3 and, in the case of TPT, package and deliver same to study sites, and (c) in the case of TPT, conduct and complete the Combined Therapy Clinical Trial in accordance with the Protocol and Third Party agreements relating thereto, including providing resources, funding and personnel therefore. Notwithstanding anything herein to the contrary, each Party expressly acknowledges and agrees that the Combined Therapy Clinical Trial may not lead to any particular result, and that the success of the Combined Therapy Clinical Trial is not guaranteed.
1.2
Protocol. A summary of the current draft Protocol for the Combined Therapy Clinical Trial is attached as Appendix B hereto. Promptly following the Effective Date, TPT will provide the Protocol to EQRx for review and approval; provided that, TPT will have final decision-making authority if the Parties are unable to agree on the final content of such Protocol. EQRx will provide such approval, or a written explanation for why such approval is being withheld, within [***] Business Days after receiving a copy of the Protocol; provided that if EQRx does not respond to TPT within such [***] Business Days, then EQRx shall be deemed to have approved the Protocol. TPT will promptly notify EQRx of any proposed amendments to the Protocol and TPT will consider in good faith any comments timely provided by EQRx regarding the proposed amendments in accordance with this Section 1.2. Any material changes in the proposed amendments to the Protocol that pertain to the administration of the EQRx Study Drug must be approved by EQRx in writing in advance (such approval not to be unreasonably withheld). EQRx will have [***] Business Days from the date on which TPT provides the applicable Protocol amendment to EQRx to review and provide comments or approve the proposed amendment that pertains to the administration of the EQRx Study Drug, and if such change is not expressly disapproved by EQRx within such period, TPT may amend the Protocol accordingly, and such change shall be deemed to have been approved by EQRx.

[***] = Certain Confidential Information Omitted

1.3
Right of Cross-Reference.
(a)
EQRx will authorize applicable Regulatory Authorities to cross-reference the appropriate EQRx Study Drug [***] to provide data access to TPT sufficient to support conduct of the Combined Therapy Clinical Trial. In the event that TPT decides to expand the Combined Therapy Clinical Trial in countries outside of the United States, TPT will notify EQRx and, within [***] business days of TPT’s notification, EQRx will notify TPT in writing of its election to, and EQRx shall either:
(i)
timely provide its chemistry, manufacturing and controls data (the “CMC Data”) in its existing format to a Third Party vendor to support TPT’s regulatory filings in such countries, using best efforts to provide support required for such filings, and promptly responding to inquiries from such Third Party vendor or Regulatory Authority regarding such CMC Data[***]; or
(ii)
timely provide its CMC Data in its existing format to TPT to support TPT’s regulatory filings in such countries, and will use best efforts to provide support required for such filings, promptly responding to inquiries from such Third Party vendor, any TPT appointed QP or Regulatory Authority regarding such CMC Data[***].
(b)
Each Party grants to the other Party a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) Right of Cross-Reference with respect to Study Data and results related to its Compound and respective Regulatory Documentation, solely as necessary for the other Party to prepare, submit and maintain regulatory submissions of the Combined Therapy Clinical Trial related to the other Party’s Compound and Regulatory Documentation. In all other cases, where a Right of Cross-Reference is not possible, the Parties will promptly discuss in good faith how to provide the required Regulatory Documentation for the Combined Therapy Clinical Trial. Further, each Party will provide to the other Party a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such Right of Cross-Reference on a need-to-know basis with respect to the confidential portion of the drug master files of both Parties. Notwithstanding anything to the contrary in this Agreement, neither Party will have any right to access the other Party’s chemistry, manufacturing and control data with respect to such other Party’s Compound. In the event of a regulatory filing by TPT for the Combined Therapy, the foregoing provisions will apply with respect to any Study Data related to such Combined Therapy necessary for such filing.

[***] = Certain Confidential Information Omitted

1.4
Data Protection.
(a)
Both Parties will process any Personal Data (i) received by such Party or its Affiliates under this Agreement or (ii) processed by or on behalf of such Party or its Affiliates in connection with the Combined Therapy Clinical Trial, in compliance with Data Protection Laws.
(b)
Each Party will notify the other Party in writing, without undue delay (and in any event within [***] hours), whenever such Party reasonably believes that there has been a Privacy Breach relating to the Combined Therapy Clinical Trial. Each Party will, at its own expense, take all reasonably necessary steps to (i) investigate the Privacy Breach; (ii) eliminate or contain the exposure of the Personal Data; (iii) keep the other Party informed of the status of the Privacy Breach and all related matters; (iv) provide reasonable assistance and cooperation requested by the other Party in the furtherance of any investigation, remediation or mitigation efforts, including any notification that the other Party may determine appropriate to send to affected data subjects, regulators or Third Parties, and the provision of any credit monitoring service that the other Party deems appropriate to provide to affected data subjects; and (v) within [***] days of identifying or being informed of a Privacy Breach, the applicable Party will develop and execute a plan, subject to the other Party’s approval (which shall not be unreasonably withheld), that reduces the likelihood of a recurrence of a similar Privacy Breach in the future. Unless required by applicable Data Protection Laws, neither Party will notify any data subject or any Third Party of any potential Privacy Breach without first obtaining written permission of the other Party. Neither Party will have any obligation to share any Personal Data with the other Party under this Agreement.
1.5
Clinical Study Designated Contact. Each Party will designate an employee (the “Designated Clinical Contact”) who will facilitate: (a) the review and discussion of Protocol amendments submitted by TPT for EQRx approval; (b) clinical and regulatory communications regarding the Combined Therapy Clinical Trial; (c) the review of any document or regulatory communication and the provision of any EQRx comments; and (d) discussion of any other topics or issues relating to the Combined Therapy Clinical Trial requested by TPT or EQRx.
Article 2

LICENSE GRANTS
2.1
Grant by EQRx. Subject to the terms of this Agreement and the Head License, EQRx hereby grants, and will cause its Affiliates to grant, to TPT a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 2.2) under the EQRx Independent Patent Rights and EQRx Technology to use the EQRx Study Drug solely within the Territory and solely to the extent necessary or useful to the conduct of the Combined Therapy Clinical Trial in the Territory under this Agreement. For the avoidance of doubt, the license granted in this Section 2.1 and all other rights granted hereunder with respect to the EQRx Study Drug and EQRx Independent Patent Rights are subject to the applicable terms and conditions of the Head License.
2.2
Sublicensing. TPT may only sublicense the rights granted to it under Section 2.1 to Affiliates and Third Parties (including Trial Sites), solely as necessary or useful for the Combined Therapy Clinical Trial. TPT will provide written notice of any sublicensees to EQRx. TPT will have the right to grant sublicenses to Trial Sites

[***] = Certain Confidential Information Omitted

under the EQRx Study Inventions and EQRx Patent Rights for non-commercial, internal research and teaching purposes and for patient care purposes.

2.3
No Implied Licenses. Unless and except as specifically set forth in this Agreement, neither Party will acquire any license or other intellectual property interest, by implication, estoppel or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patent Rights Controlled by the other Party or its Affiliates.
2.4
Other Clinical Trials. Except as otherwise expressly provided herein, nothing in this Agreement will preclude either Party from conducting any other clinical trials as it may determine in its discretion to conduct, so long as such Party does not use or rely on the Confidential Information that is solely owned by the other Party in doing so.
Article 3

MANUFACTURE AND SUPPLY
3.1
TPT Study Drug Manufacture and Supply. TPT will be responsible, at its sole cost and expense, for Manufacturing (or having Manufactured) GMP-grade quantities of TPT Study Drug, as well as obtaining any other drug (other than the EQRx Study Drug provided by EQRx pursuant to Section 3.2) required for the conduct of the Combined Therapy Clinical Trial, and will package and label if and as required by the Protocol or applicable Regulatory Authorities all drugs (including the EQRx Study Drug) used in the Combined Therapy Clinical Trial, on a timely basis and in accordance with applicable specifications as required for the conduct of the Combined Therapy Clinical Trial. TPT Study Drug will be Manufactured in accordance with Applicable Law (including GMP) and will be of similar quality to TPT Study Drug used by TPT for its other clinical trials of the TPT Study Drug. TPT will provide EQRx with [***] notice of any Manufacturing and supply issues with respect to TPT Study Drug or EQRx Study Drug of which TPT becomes aware that may adversely impact the conduct or timelines of the Combined Therapy Clinical Trial.
3.2
EQRx Study Drug.
(a)
EQRx shall Manufacture or have Manufactured the EQRx Study Drug in such quantities and at the points in time as set forth in the Quality Agreement. The non-binding supply forecast of estimated quantities of EQRx Study Drug and timelines for delivery for the Combined Therapy Clinical Trial is attached as Appendix C to this Agreement. At least [***] calendar days before the start of each calendar year, TPT will deliver to EQRx, a written, updated non-binding forecast of TPT’s estimated EQRx Study Drug supply requirements for the following [***] month period for use solely in the Combined Therapy Clinical Trial. TPT will, at its sole cost and expense, package and label the EQRx Study Drug for use in the Combined Therapy Clinical Trial (to the extent necessary). EQRx hereby represents and warrants to TPT that at the time of delivery of the EQRx Study Drug, (i) such EQRx Study Drug will have been Manufactured in accordance with Applicable Law (including GMP) and (ii) will conform with applicable specifications detailed in the Quality Agreement (defined below). EQRx will deliver the EQRx Study Drug to TPT [***], to TPT’s or TPT’s designee’s location, within the United States, and title and risk of loss for the EQRx Study Drug will transfer from EQRx to TPT once the EQRx Study Drug is delivered to TPT or TPT’s designee at the TPT designated location. All costs associated with the subsequent transportation, warehousing and distribution of the EQRx Study Drug will be borne by TPT. For each shipment of EQRx Study Drug, EQRx will deliver certificates of analysis, and any other documents specified in the Quality Agreement (defined below), including such documentation as is necessary to allow TPT to compare the EQRx Study Drug certificate of analysis to the EQRx Study Drug specifications.
(b)
TPT will use the quantities of EQRx Study Drug supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the Protocol, and for no other purpose, including as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other clinical or non-clinical research unrelated to the Combined Therapy Clinical Trial. Except as may be required or expressly permitted by the Protocol or the Quality Agreement, TPT will not perform, and will not allow any Third

[***] = Certain Confidential Information Omitted

Party to perform, any analytical testing of the quantities of EQRx Study Drug supplied to it under this Agreement. If EQRx Study Drug supplied by EQRx is lost, damaged, destroyed or becomes unable to comply with applicable specifications while under the control of TPT or any of its (sub)contractors, including common carriers and clinical study sites contracted by TPT, EQRx will use Commercially Reasonable Efforts to provide additional EQRx Study Drug to TPT [***].

3.3
Quality Agreement. EQRx will supply the EQRx Study Drug to TPT in accordance with the terms and conditions set forth in a quality agreement, provided by TPT in form reasonable acceptable to both Parties, and to be entered into by the Parties within [***] days following the Effective Date (the “Quality Agreement”). The Quality Agreement will outline the additional roles and responsibilities relative to the quality of EQRx Study Drug in support of the Combined Therapy Clinical Trial, and will detail the documentation required for each shipment of EQRx Study Drug supplied to TPT or its designee. Further, the Quality Agreement will include obligations on the Parties with respect to required GMP information and documentation necessary for a release of EQRx Study Drug (if required for the Combined Therapy Clinical Trial).
3.4
Shortages. In the event of a supply interruption or shortage of EQRx Study Drug (as determined by EQRx pursuant to its internal processes and policies) (a “Shortage”), such that EQRx reasonably believes that it will not be able to fulfill its supply obligations under this Agreement, EQRx will provide prompt written notice to TPT (including the quantity of EQRx Study Drug that EQRx reasonably estimates it will be able to supply) and the Parties will promptly discuss potential resolutions to such Shortage (including how the quantities of available EQRx Study Drug will be allocated within the Combined Therapy Clinical Trial). Notwithstanding anything to the contrary contained herein, in the event of a Shortage, EQRx will, in its reasonable discretion, subject to Applicable Law, determine the quantity of EQRx Study Drug it will be able to supply as a result of such Shortage; provided, however, that EQRx will consider in good faith the needs of patients who are actively being treated with EQRx Study Drug, including Combined Therapy Clinical Trial patients, in making such determination.
3.5
Designated Supply Contact. Each Party will designate an individual (a “Designated Supply Contact”) to assist with coordinating supplies and facilitating the resolution of any issues or concerns arising in connection with the supply of the EQRx Study Drug for use in the Combined Therapy Clinical Trial.
Article 4

PAYMENTS
4.1
Supply Price; Study Costs. EQRx will supply quantities of EQRx Study Drug (subject to Section 3.2) to TPT free of charge. For all expenses that are directly attributable or reasonably allocable to the conduct of the Combined Therapy Clinical Trial: (a) TPT will solely bear all out-of-pocket costs reasonably incurred [***] (“Study Costs”), and (b) each Party will be solely responsible for all of its own internal costs (including costs of individual independent contractors) incurred by such Party or any of its Affiliates. For the avoidance of doubt, it is not expected that EQRx will incur any Study Costs; however, in such event, TPT will reimburse EQRx for same [***] within [***] days following submission of an invoice therefor and appropriate supporting documentation.
4.2
Payments. All payments to a Party by the other Party hereunder will be made in U.S. Dollars by bank wire transfer in immediately available funds to such bank account(s) that such other Party designates in writing. Any payments under this Agreement that are not made on or before the applicable due date will bear interest at the lower of (a) the maximum rate permitted by Applicable Law and (b) the rate of [***].

[***] = Certain Confidential Information Omitted

4.3
Withholding Taxes. Any amount payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payment”) will not be reduced on account of any taxes unless required by Applicable Law. The Payee alone will be responsible for paying any and all taxes (other than withholding taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer will deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold, all in accordance with Applicable Law.
4.4
EQRx Payments to Third Party. EQRx will be solely responsible for all payments, including up front, milestone or royalty payments, due with respect to the EQRx Study Drug or the Combined Therapy Clinical Trial, pursuant to any agreement EQRx has in place with a Third Party, including the Head License.
Article 5

INTELLECTUAL PROPERTY
5.1
Inventions and Related Patent Rights. All rights to Inventions will be allocated as follows:
(a)
All TPT Study Inventions and TPT Study Patent Rights will be owned solely by TPT, and TPT will have the full right to exploit such TPT Study Inventions and TPT Study Patent Rights without the consent of, or any obligation to account to, EQRx. EQRx will and hereby assigns (and will cause its Affiliates and contractors to assign) all of its rights, title and interests in and to any TPT Study Inventions and TPT Study Patent Rights to TPT. EQRx will execute such further documents and provide such other assistance as may be reasonably requested by TPT to perfect TPT’s rights in such TPT Study Inventions and TPT Study Patent Rights, all at TPT’s expense. TPT will have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any TPT Study Patent Rights at its own expense.
(b)
All EQRx Study Inventions and EQRx Study Patent Rights will be owned solely by EQRx, and EQRx will have the full right to exploit such EQRx Study Inventions and EQRx Study Patent Rights without the consent of, or any obligation to account to, TPT. TPT will and hereby assigns (and will cause its Affiliates and contractors to assign) all of its rights, title and interests in and to any EQRx Study Inventions and EQRx Study Patent Rights to EQRx. TPT will execute such further documents and provide such other assistance as may be reasonably requested by EQRx to perfect EQRx’s rights in such EQRx Study Inventions and EQRx Study Patent Rights, all at EQRx’s expense. EQRx will have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any EQRx Study Patent Rights at its own expense.
(c)
All Combined Therapy Inventions and Combined Therapy Patent Rights will be jointly owned by the Parties, and each Party will have the right to freely exploit the Combined Therapy Inventions and Combined Therapy Patent Rights, both within and outside the scope of this Agreement, without accounting or any other obligation to the other Party (except as expressly set forth in this Section 5.1(c) and Section 5.3(d) with regard to the filing, prosecution, maintenance and enforcement of Combined Therapy Patent Rights) and each Party may use, exploit and grant licenses (with the right to sublicense) to Third Parties under its interest in such Combined Therapy Inventions and Combined Therapy Patent Rights. TPT, using outside counsel reasonably acceptable to both Parties, will be responsible, at its sole discretion, for preparing and prosecuting patent applications and maintaining Patent Rights within the Combined Therapy Patent Rights. TPT will keep EQRx advised as to material developments and steps to be taken with respect to prosecuting any such Patent Rights and will furnish EQRx with copies of applications for such Patent Rights, amendments thereto and other related correspondence to and from patent offices, and permit EQRx a reasonable opportunity to review and offer comments prior to submitting such applications and correspondence to the applicable governmental authority (and will take EQRx’s comments into account in preparing same). EQRx will reasonably assist and cooperate in obtaining, prosecuting and maintaining the Combined Therapy Patent Rights. Notwithstanding the foregoing, TPT will not take any position in a submission to a patent office concerning a Combined Therapy Invention that interprets the scope of a Patent Right of EQRx without the prior written consent of EQRx. EQRx will bear [***] percent ([***]%) of any costs and expenses incurred in prosecuting Combined Therapy Patent Rights and the subsequent maintenance of Combined Therapy Patent Rights. From time-to-time, TPT will invoice EQRx for such amounts and EQRx will pay TPT such invoiced amounts within [***] days. The Parties will discuss in good faith the countries in which the Combined Therapy Patent Rights will be filed. If one of the Parties decides not to file or maintain a Combined Therapy Patent Right in a given country, the other Party will have the right to file, prosecute and maintain such Combined Therapy Patent Right in such country in its own name and at its own expense. The non-filing Party will assist in the timely provision of all documents required under national provisions to register said assignment of rights with the corresponding national authorities at the expense of the filing Party.

(d)
Except as otherwise expressly provided herein (including this Article 5), all other Inventions developed, conceived or reduced to practice solely by or on behalf of a Party, and all Patent Rights thereon, will be solely owned by such Party.
(e)
The Parties will use good faith efforts to separate EQRx Study Patent Rights, TPT Study Patent Rights, Combined Therapy Patent Rights, EQRx Independent Patent Rights and TPT Independent Patent Rights into separate patent filings to the extent possible without adversely impacting such prosecution and maintenance or the scope of the protected subject matter.
5.2
Disclosure and Assignment of Inventions. During the Term and for [***] thereafter, each Party will disclose promptly to the other Party in writing and on a confidential basis all Combined Therapy Inventions and (a) with respect to EQRx as the disclosing Party, TPT Study Inventions, and (b) with respect to TPT as the disclosing Party, EQRx Study Inventions. Neither Party may publicly disclose any Invention solely owned by the other Party without such other Party’s prior written consent, except as otherwise permitted in Section 7.4 of this Agreement. Further, neither Party may file any Patent Rights covering a Combined Therapy Invention without notifying the other Party and allowing sufficient time for comment by such other Party in accordance with Section 5.1 of this Agreement.
5.3
Infringement of Patent Rights by Third Parties.
(a)
Each Party will promptly notify the other Party in writing of any Infringement of Combined Therapy Patent Rights of which its in-house or external patent counsel becomes aware.
(b)
For all Infringements of TPT Study Patent Rights anywhere in the world, TPT will have the exclusive right to prosecute such Infringements as it may determine in its sole and absolute discretion, and TPT will bear all related expenses and retain all related recoveries. EQRx will reasonably cooperate with TPT or its designee (to the extent EQRx has relevant information arising out of this Agreement), at TPT’s request and expense, in any such action.
(c)
For all Infringements of EQRx Study Patent Rights anywhere in the world, EQRx will have the exclusive right to prosecute such Infringements as it may determine in its sole and absolute discretion, and EQRx will bear all related expenses and retain all related recoveries. TPT will reasonably cooperate with EQRx or its designee (to the extent that TPT has relevant information arising out of this Agreement), at EQRx’s request and expense, in any such action.
(d)
With respect to Infringements of Combined Therapy Patent Rights, the Parties will mutually agree as to whether to bring an enforcement action (and which Party will bring such action), with any costs and expenses allocated in accordance with this Section 5.3(d). Regardless of which Party brings an enforcement action pursuant to this Section 5.3 or whether the Parties reach agreement to initiate such an

[***] = Certain Confidential Information Omitted

enforcement action, the other Party hereby agrees to cooperate reasonably in any such action brought under this Section 5.3(d), including, if required, by furnishing a power of attorney or joining as a plaintiff to such a legal action. If the Parties mutually agree to bring an enforcement action, EQRx will be responsible for [***] percent ([***]%), and TPT will be responsible for [***] percent ([***]%), of the reasonable and verifiable costs and expenses incurred in connection with any such action[***]. Any recoveries will be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation (including reasonable attorneys fees) pro rata in accordance with the aggregate amounts spent by both Parties, and any remaining amounts will be [***]. If the Parties do not mutually agree to bring such an enforcement action within [***] days after notification of an Infringement by a Third Party of any Combined Therapy Patent Rights in accordance with this Section 5.3(d), then either Party may initiate such action [***] and any recovery shall [***]. Neither Party will enter into any settlement admitting the invalidity of, or otherwise impairing the rights of the other Party in the Combined Therapy Patent Rights (or claim) without the prior written consent of the other Party in connection with any proceeding under this Section 5.3(d).

5.4
Infringement of Third Party Rights.
(a)
If the activities relating to the Combined Therapy Clinical Trial become the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, the Party first having notice of the claim will promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties will promptly confer to discuss the claim.
(b)
If both Parties are charged with infringement pursuant to a claim described in Section 5.4(a), each Party will have the right to defend itself against such claim and the Parties will discuss in good faith defending such claim jointly. If only one Party is charged with infringement, such Party will have the first right but not the obligation to defend such claim. If the charged Party does not commence actions to defend such claim within [***] calendar days after request by the other Party to do so, then the other Party will have the right, but not the obligation, to defend any such claim to the extent such claim pertains to the other Party’s Compound. In any event, the non-defending Party will reasonably cooperate with the Party conducting the defense of the claim and will have the right to participate with separate counsel at its own expense, and the defending Party will consider comments and suggestions on strategy for defending the action by the non-defending Party in good faith. The Party defending the claim will bear the cost and expenses of the defense of any such Third Party infringement claim and will have sole rights to any recovery. If the Parties jointly defend the claim, each Party will bear [***] of any costs and expenses of the defense of any such Third Party infringement claim; provided, however, that notwithstanding the foregoing, if the claim relates solely to one Party’s Compound, such Party will bear [***] of the costs and expenses of the defense of such claim and will have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim. Neither Party will enter into any settlement concerning activities under this Agreement or the Combined Therapy that affects the other Party’s rights under this Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, except that a Party may settle any claim that solely relates to its Compound without the consent of the other Party as long as

[***] = Certain Confidential Information Omitted

such other Party’s rights under this Agreement are not adversely impacted (in which case, it will obtain such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed).

5.5
Combined Therapy Clinical Trial Regulatory Documentation. Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, TPT will own all rights, title and interests in and to the Combined Therapy Clinical Trial Regulatory Documentation; provided, however, that EQRx will retain sole and exclusive ownership of any EQRx Regulatory Documentation that is submitted with or referenced in the Combined Therapy Clinical Trial Regulatory Documentation and TPT will retain sole and exclusive ownership of any TPT Regulatory Documentation that is submitted with or referenced in the Combined Therapy Clinical Trial Regulatory Documentation.
5.6
No Other Use for Patent Rights. Except as expressly provided in Section 5.1, TPT agrees not to apply for any Patent Rights based on or containing EQRx Confidential Information, and to give no assistance to any Third Party for such application without EQRx’s prior written authorization, and EQRx agrees not to apply for any Patent Rights based on or containing TPT’s Confidential Information, and to give no assistance to any Third Party for such application without TPT’s prior written authorization.
5.7
Joint Research Agreement. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 USC § 100 (h).
Article 6

RECORDS AND STUDY DATA
6.1
Records. Each Party will maintain for such period of time required by Applicable Law complete and accurate records of all work conducted for the Combined Therapy Clinical Trial and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or on behalf of either Party or its Affiliates, or by or on behalf of the Parties or their Affiliates together, in the performance of the Combined Therapy Clinical Trial (such results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments, together referred to as the “Study Data”). Such records will fully and properly reflect all work done and results achieved in the performance of the Combined Therapy Clinical Trial in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.
6.2
Ownership of Study Data. EQRx will own the Study Data to the extent that it relates exclusively to the EQRx Study Drug (“EQRx Study Data”), and TPT will own the Study Data to the extent that it relates exclusively to the TPT Study Drug (“TPT Study Data”). TPT will own any Study Data that does not relate exclusively to TPT Study Drug or the EQRx Study Drug (“Combined Therapy Study Data”). TPT will, and does hereby, grant to EQRx a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive license, with the right to grant and authorize sublicenses, to the Combined Therapy Study Data. Each Party will, and does hereby (and will cause its Affiliates and contractors to), assign to the other Party, without additional compensation, such right, title and interest in and to any Study Data as is necessary to fully effect the foregoing, and agrees to execute all instruments as may be reasonably necessary to effect same.
6.3
Use of Study Data.
(a)
EQRx may use and analyze the EQRx Study Data for any purpose without obligation or accounting to TPT, who will hold the EQRx Study Data in confidence pursuant to this Agreement. TPT may use and analyze TPT Study Data for any purpose without obligation or accounting to EQRx, who will hold TPT Study Data in confidence pursuant to this Agreement. Further, EQRx shall have the right to [***].

[***] = Certain Confidential Information Omitted

(b)
TPT and its Affiliates and (sub)licensees will have the right to use and analyze the Combined Therapy Study Data in connection with the independent development, commercialization or other exploitation of the TPT Study Drug (alone or in combination with other drugs or other pharmaceutical agents) or for inclusion in the safety database for the TPT Study Drug, in each case without the consent of, or any obligation to account to, EQRx; provided that TPT will not disclose any of the unpublished Combined Therapy Study Data and other documentation prepared specifically for use in connection with the Combined Therapy Clinical Trial to a Third Party in connection with the research, development or commercialization of the TPT Study Drug [***]. The results of all such analyses or uses will be owned by TPT, including any intellectual property arising out of same, unless the Parties will have agreed otherwise in a writing separate from this Agreement. TPT and its Affiliates and (sub)licensees will be entitled to use the Combined Therapy Study Data during and following the Term to (i) make regulatory filings, meet regulatory requirements, and seek approvals for the TPT Study Drug, either alone or as part of the Combined Therapy, (ii) evaluate the safety and efficacy of the Combined Therapy and the TPT Study Drug, and (iii) promote indications based on, and to disseminate, the Combined Therapy Study Data for the benefit of the TPT Study Drug, either alone or as part of the Combined Therapy, where permitted by and in accordance with Applicable Law; provided that nothing in the foregoing is intended or will be construed as granting TPT any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale or import the EQRx Study Drug. EQRx hereby grants TPT, its Affiliates and sublicensees of the TPT Study Drug a Right of Cross-Reference to the relevant EQRx Regulatory Documentation for the EQRx Study Drug for the sole purpose of enabling TPT to exercise its rights under clause (i) of this Section 6.3(c) in the Territory, which right will survive any expiration or termination of this Agreement.
(c)
Each Party may use and disclose to a Third Party the Combined Therapy Study Data, under obligations of confidentiality consistent with this Agreement, to develop and commercialize a biomarker or diagnostic test for use with its Compound or the Combined Therapy, and, unless otherwise mutually agreed

[***] = Certain Confidential Information Omitted

by the Parties in writing, will own any intellectual property arising out of the work funded or conducted by it with or through such Third Party. The Parties will discuss in good faith any opportunities to jointly participate in the development of any such biomarker or diagnostic test for use with the Combined Therapy.

6.4
Access to Study Data. Subject to the terms and conditions of this Agreement, TPT shall maintain all Study Data for the Combined Therapy Clinical Trial in its database and shall grant access to such Study Data to EQRx upon EQRx’s reasonable written request, which access shall not be unreasonably withheld or delayed. TPT will provide [***] reports to EQRx regarding all such Study Data in its possession generated since the prior report.
Article 7

CONFIDENTIALITY
7.1
Nondisclosure of Confidential Information.
(a)
Prior to the Effective Date, TPT and EQRx entered into a certain Mutual Non-Disclosure Agreement, dated [***] (the “CDA”). As it relates to disclosures involving the EQRx Study Drug, the TPT Study Drug or the conduct of the Combined Therapy Clinical Trial only, the CDA is hereby superseded and replaced by the terms of this Agreement. Any “Confidential Information” previously disclosed by the Parties pursuant to the CDA will be Confidential Information for purposes of this Agreement and the Parties will treat it as such in accordance with the terms hereof. All written, visual, oral and electronic data, information, know-how or other proprietary information or materials, both technical and non-technical, disclosed by one Party to the other Party pursuant to this Agreement, or prior to the Effective Date and relating to matters contemplated by this Agreement, and disclosed in the manner specified herein, that (i) if in tangible form, is labeled in writing as “proprietary” or “confidential” (or similar reference), (ii) if in oral or visual form, is identified as proprietary or confidential or for internal use only at the time of disclosure or within [***] calendar days thereafter or (iii) by its nature would reasonably be considered confidential or proprietary under the circumstances, will each be “Confidential Information” of the disclosing Party, and all Study Data and Inventions will be the Confidential Information of the Party owning such Study Data or Invention (as provided in Section 6.2 with regard to Study Data and Section 5.1 with regard to Inventions). Notwithstanding the foregoing, all TPT Study Inventions, TPT Technology and TPT Regulatory Documentation, and Combined Therapy Clinical Trial Regulatory Documentation will be the Confidential Information of TPT and EQRx will be deemed the receiving Party with respect thereto and all EQRx Study Inventions, EQRx Technology and EQRx Regulatory Documentation will be the Confidential Information of EQRx and TPT will be deemed the receiving Party with respect thereto. For clarity, as between the Parties, each Party will retain exclusive ownership of its own Confidential Information.
(b)
The terms of this Agreement will be deemed the Confidential Information of both Parties and each Party will be deemed a receiving Party with respect thereto. The terms of this Agreement may be disclosed only as permitted by Section 7.3. Except as required by Applicable Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, except as permitted by Sections 7.3.
(c)
Except as otherwise expressly provided herein, each Party agrees that, for the Term and for a period of [***] years thereafter, it will (i) keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (including information relating to this Agreement or the transactions contemplated hereby or the terms hereof), (ii) treat the other Party’s Confidential Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care and (iii) reproduce the disclosing Party’s Confidential Information solely to the extent necessary or reasonably useful to accomplish the receiving Party’s obligations under this Agreement or exercise

[***] = Certain Confidential Information Omitted

the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information. Notwithstanding anything to the contrary in this Section 7.1, and subject to Section 6.3, the receiving Party may disclose the disclosing Party’s Confidential Information to its Affiliates and its and their employees, directors, officers, consultants, agents, representatives or (sub)licensees (each, a “Representative”) solely on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations under this Agreement or exercising the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement; provided, however, that (A) any such Representatives are bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement, and (B) the receiving Party remains liable for the compliance of its Representatives.

(d)
Combined Therapy Study Data will be treated as the Confidential Information of each Party and will not be disclosed to Third Parties (other than a Party’s Representatives) except to the extent it falls within the exceptions set forth in Section 7.2 below, is authorized under this Section 7.1 or Section 7.3, is required to be filed with a Regulatory Authority or included in a product’s label or package insert, is reasonably necessary to be disclosed in order for a Party to exercise its rights under Section 6.3(b) or 6.3(c) or is disclosed pursuant to Section 7.4.
7.2
Exceptions. The obligations in Section 7.1 will not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof: (a) was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (i) at the time of disclosure by the disclosing Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier; (b) was generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement or pursuant to an order of a court or governmental entity; (d) was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or (e) was independently discovered or developed by the receiving Party (or its Affiliates) without the use of, or reference to, the Confidential Information belonging to the disclosing Party.
7.3
Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances: (a) filing or prosecuting Patent Rights pursuant to Section 5.1(c); (b) prosecuting or defending litigation against a Third Party; (c) complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed; (d) disclosure, in connection with the performance of this Agreement, to Affiliates, permitted (sub)licensees, contractors, IRBs, contract research organizations, academic institutions, consultants, agents, investigators, and employees and contractors engaged by study sites and investigators involved with or potentially involved with the Combined Therapy Clinical Trial, each of whom prior to disclosure must be bound by terms of confidentiality and non-use at least as protective of Confidential Information as those set forth in this Article 7; (e) disclosure of the Combined Therapy Study Data, Combined Therapy Inventions and Combined Therapy Patent Rights to Regulatory Authorities in connection with the development of the Combined Therapy, the TPT Study Drug or the EQRx Study Drug; and (f) disclosure of relevant safety information contained within the Combined Therapy Study Data to investigators, IRBs or ethics committees and Regulatory Authorities that are involved in other clinical trials of the TPT Study Drug with respect to TPT, and the EQRx Study Drug with respect to EQRx, and, in the event of a Material Safety Issue, to Third Parties that are collaborating with TPT or EQRx, respectively in the conduct of such other clinical trials of the TPT Study Drug or the EQRx Study Drug, in each case solely to the extent necessary for the conduct of such clinical trials or to comply with Applicable Law and regulatory requirements.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of any of the other Party’s Confidential Information pursuant to Section 7.3 (other than in connection with litigation between the Parties) or Section 7.3, it will give advance written notice to such other Party of such impending disclosure, to the extent legally permissible and reasonably practicable, and endeavor in good faith to secure confidential treatment of such Confidential Information or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment.

7.4
Publications; Press Releases.
(a)
TPT will register the Combined Therapy Clinical Trial on www.clinicaltrials.gov or any other public database or registry as required by Applicable Law. TPT will use Commercially Reasonable Efforts to submit the results of the Combined Therapy Clinical Trial for publication within [***] months after completion of the Combined Therapy Clinical Trial, after taking appropriate action to secure intellectual property rights (if any) arising from the Combined Therapy Clinical Trial after taking EQRx’s input into consideration in good faith in accordance with the terms and conditions of Article 5, and subject to EQRx’s prior review of any such publications as set forth in paragraph (b) of this Section 7.4. TPT and EQRx agree to collaborate reasonably and in good faith to publicly disclose, publish or present top-line (interim or final) results and data from the Combined Therapy Clinical Trial, limited, if possible to avoid jeopardizing the future publication of the Combined Therapy Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws. EQRx agrees not to publish or otherwise publicly disclose the results of the Combined Therapy Clinical Trial prior to the earlier of (i) publication of the Combined Therapy Clinical Trial results by TPT or (ii) [***] months after completion of the Combined Therapy Clinical Trial. Each Party’s publications will be developed in accordance with accepted scientific practice and its respective internal policies and practices.
(b)
Unless otherwise mutually agreed upon by the Parties, (i) the Party desiring to publish or present any publication or presentation concerning the activities to be conducted hereunder (the “Publishing Party”) will transmit to the other Party (the “Reviewing Party”) for review and comment (A) a copy of a proposed abstract at least [***] days prior to the proposed submission to a Third Party, or (B) a copy of any other proposed publication or presentation at least [***] days prior to the proposed submission of the publication or presentation to a Third Party; (ii) the Publishing Party will postpone the publication or presentation for [***] days (or longer, if mutually agreed upon by the Parties) upon request by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection of information contained in the publication or presentation, and (iii) the Publishing Party will remove Confidential Information of the Reviewing Party (for clarity, including any EQRx Study Data where EQRx is the Reviewing Party) , but excluding Combined Therapy Study Data) before submission of the abstract or other publication or presentation. Notwithstanding the foregoing, nothing in this Section 7.4 or any other provision of this Agreement shall prevent or restrict either Party from complying with requirements of Applicable Law, the rules or regulations of any securities exchange or listing entity on which its stock may be traded or pursuant to an order of a court or governmental entity to publicly disclose the existence of the Agreement, interim results of the Combined Therapy Clinical Trial, Combined Therapy Study Data or the Study Data of the disclosing Party, provided that each Party will use reasonable efforts to ensure it will only disclose the minimum amount of information necessary to achieve compliance and to ensure that it will provide the other party, with reasonable advance notice of such disclosure and the reason for the disclosure requirement.
(c)
TPT shall be permitted to publicly announce the entry into this Agreement and developments regarding the Combined Therapy Clinical Trial; provided that the content and timing of such

[***] = Certain Confidential Information Omitted

announcement shall be subject to EQRx’s prior review and comment, which comments TPT shall consider in good faith; provided, however, that notwithstanding the foregoing, EQRx’s prior written approval (not to be unreasonably withheld, conditioned or delayed) will be required for such portion of any announcement that relates to the EQRx Study Drug. Notwithstanding the foregoing, each Party may publicly disclose information contained in a previous public announcement made in accordance with the terms hereof without the need for further approval by the other Party. Each Party may disclose the existence and terms of this Agreement, or information relating to the Combined Therapy Clinical Trial, to the extent required by Applicable Law, including the rules of any stock exchange or quotation system on which such Party’s securities are listed.

7.5
Destruction of Confidential Information. Upon expiration or termination of this Agreement, the receiving Party will, upon request by the other Party, promptly destroy or return all of the other Party’s Confidential Information relating solely to such other Party’s Compound (but not to the Combined Therapy or the Combined Therapy Study Data) in its possession (and upon the written request of the other Party, confirm the same) and will direct its Representatives to do the same with respect to such Confidential Information of the other Party in their possession; provided, however, that the receiving Party will be entitled to retain one (1) copy of Confidential Information solely for record-keeping and regulatory purposes and will not be required to destroy any Confidential Information required, or reasonably necessary, to be retained for any clinical trial activities that continue after expiration or termination, or off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party.
Article 8

REPRESENTATIONS AND WARRANTIES
8.1
Authority and Binding Agreement. Each Party represents and warrants to the other Party that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.
8.2
No Conflicts; Head License.
(a)
Each Party represents and warrants to the other Party that, to the best of its knowledge, it has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.
(b)
EQRx represents and warrants to TPT as of the Effective Date that (i) it has the right, including under the Head License, to grant the licenses to TPT that it purports to grant hereunder; (ii) it has obtained any necessary consents required under the Head License to enter into this Agreement; (iii) there are no obligations in this Agreement that EQRx would be unable to perform as a result of the Head License, (iv) it is not in breach of the Head License, nor to EQRx’s knowledge is the Head Licensor, (v) it has not received any notice of breach under the Head License and the Head License is in full force and effect.
8.3
Litigation. Each Party represents and warrants to the other Party that, to the best of its knowledge, it is not aware of any pending or threatened litigation (and has not received any communication)

that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

8.4
No Adverse Proceedings. Each Party represents and warrants to the other Party that, except as otherwise notified to the other Party, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.
8.5
Consents. Each Party represents and warrants to the other Party that, to the best of its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons (a) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained (or will have been obtained prior to such execution and delivery) and (b) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.
8.6
No Debarment. Each Party hereby certifies to the other that it has not used, and will not use the services of any Person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a Person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under the Combined Therapy Clinical Trial and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification.
8.7
Compliance with Applicable Law. Each Party represents and warrants to the other Party that it will comply with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by Regulatory Authorities, as applicable, and the applicable terms of this Agreement in the performance of its obligations hereunder.
8.8
Affiliates. Each Party represents and warrants to the other Party that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant sublicenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement.
8.9
Ethical Business Practices. Each Party represents and warrants to the other Party that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement, to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or Persons acting on behalf of any of the foregoing (each, an “Official”) where such payment would constitute violation of any Applicable Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. In addition, regardless of legality, neither it nor its Affiliates will make any such payment either directly or indirectly to Officials if such payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement. All activities will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.
8.10
Compound Safety Issues. Each Party represents and warrants that, to the best of its knowledge, it is not aware of any material safety or toxicity issue with respect to its Compound that is not reflected in the investigator’s brochure for its Compound existing as of the Effective Date.

8.11
Compliance with Licensor Agreements. Each Party will use, and will cause its Affiliates to, comply with its obligations under any agreements entered into by it or its Affiliates with a Third Party under which it is licensed any intellectual property rights or confidential information relating to a Study Drug (and not to voluntarily terminate same), including with respect to EQRx, the Head License, to the extent necessary for the Combined

Therapy Clinical Trial to be conducted and completed in accordance with the terms of this Agreement and for the other Party to receive the rights and benefits provided to it under this Agreement.
8.12
DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 8 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, AND ANY REPRESENTATIONS AND WARRANTIES ABOUT THE COMBINED THERAPY CLINICAL TRIAL OR ITS OUTCOME.
Article 9

INDEMNIFICATION
9.1
EQRx Indemnification. EQRx hereby agrees to indemnify, defend and hold harmless TPT, its Affiliates, and its and their agents, directors, officers, employees, representatives and subcontractors (each, a “TPT Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (each, a “Loss”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from (a) the gross negligence or intentional misconduct of any EQRx Indemnitee or any (sub)licensee of EQRx conducting activities on behalf of EQRx under this Agreement, (b) any breach by EQRx of any provision of this Agreement or of the Head License, (c) any injury (other than resulting from known adverse effects) to a subject in the Combined Therapy Clinical Trial to the extent caused solely by the EQRx Study Drug, or (d) the use by EQRx, its Affiliates, contractors, the Head Licensor or (sub)licensees of Combined Therapy Study Data, EQRx Study Data, EQRx Study Inventions, EQRx Study Patent Rights, Combined Therapy Inventions or Combined Therapy Patent Rights (other than with respect to Third Party Claims that are covered under Section 5.4); but excluding, in each case ((a) through (d)), any such Losses to the extent arising or resulting from a cause or event for which TPT is obligated to indemnify the EQRx Indemnitees pursuant to Section 9.2.
9.2
TPT Indemnification. TPT hereby agrees to indemnify, defend and hold harmless EQRx, its Affiliates, and its and their agents, directors, officers, employees, representatives and subcontractors (each, an “EQRx Indemnitee”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) the gross negligence or intentional misconduct of any TPT Indemnitee or any (sub)licensee of TPT conducting activities on behalf of TPT under this Agreement, (b) any breach by TPT of any provision of this Agreement, (c) any injury (other than resulting from known adverse effects) to a subject in the Combined Therapy Clinical Trial to the extent caused solely by TPT Study Drug, or (d) the use by TPT, its Affiliates, contractors or (sub)licensees of Combined Therapy Study Data, TPT Study Data, TPT Study Inventions, TPT Study Patent Rights, Combined Therapy Inventions or Combined Therapy Patent Rights (other than with respect to Third Party Claims that are covered under Section 5.4); but excluding, in each case ((a) through (d)), any such Losses to the extent arising or resulting from a cause or event for which EQRx is obligated to indemnify TPT Indemnitees pursuant to Section 9.1.
9.3
Indemnification Procedure. Each Party’s agreement to indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Party providing indemnification in accordance with this Article 9 (the “Indemnifying Party”) of any Loss and Third Party Claim of the types set forth in Section 9.1 and Section 9.2 (as applicable) promptly, and in any event within [***] calendar days, after the Party seeking indemnification has knowledge of such Loss and Third Party Claim; provided that any delay in complying with the requirements of this clause (a) will only limit the

[***] = Certain Confidential Information Omitted

Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay, (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss and Third Party Claim, (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss and Third Party Claim, and (d) not compromising or settling such Loss and Third Party Claim without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.

9.4
Insurance. Each Party will maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement. Each Party will provide the other Party with written notice at least [***] calendar days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder. The maintenance of any insurance will not constitute any limit or restriction on damages available to a Party under this Agreement.
9.5
LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE). NOTHING IN THIS SECTION 9.5 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 9.1 OR 9.2 or (B) DAMAGES AVAILABLE FOR (I) BREACHES OF CONFIDENTIALITY OR PRIVACY OBLIGATIONS IN SECTION 1.5 OR ARTICLE 7, (II) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (III) A PARTY’S INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS.
Article 10

TERM AND TERMINATION
10.1
Term. This Agreement will be effective as of the Effective Date and, unless earlier terminated pursuant to Section 10.2, Section 10.3 or Section 10.4 or any other termination right expressly stated in this Agreement, will continue in effect until completion of the Combined Therapy Clinical Trial by all centers participating in the Combined Therapy Clinical Trial, delivery of all Study Data and the completion of any statistical analyses and bioanalyses contemplated by the Protocol or otherwise agreed to by the Parties to be conducted under this Agreement (the “Term”).
10.2
Termination for Material Breach.
(a)
If a Party (the “Breaching Party”) is in material breach of its obligations under this Agreement, the other Party (the “Non-Breaching Party”) will have the right to give the Breaching Party notice specifying the nature of such material breach. The Breaching Party will have a period of [***] calendar days after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.
(b)
The Non-Breaching Party will have the right to terminate this Agreement, upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided, however, that if such breach is capable of cure but cannot reasonably be cured within the Cure Period, and the Breaching Party commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party will have an additional [***] calendar days to cure such breach. If a Party contests such termination pursuant to the dispute resolution procedures under Section 11.3, such termination will not be effective until a conclusion of the dispute resolution procedures in Section 11.3, as applicable, resulting in a determination that there has been a material breach that was not cured within

[***] = Certain Confidential Information Omitted

the Cure Period (which Cure Period will be tolled for the period from notice of such dispute until resolution of such dispute pursuant to Section 11.3 or abandonment of such dispute by the disputing Party).

10.3
Termination for Bankruptcy. Either Party may terminate this Agreement upon written notice to the other Party if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed or stayed within [***] calendar days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.
10.4
Termination due to Material Safety Issue; Clinical Hold.
(a)
Either Party will have the right to terminate this Agreement immediately (after meeting and discussing with the other Party in good faith as described in the following sentence) upon written notice to the other Party if it deems it necessary to protect the safety, health or welfare of subjects enrolled in the Combined Therapy Clinical Trial due to the existence of a Material Safety Issue. In such event, prior to the terminating Party providing written notice, each Party’s safety committee will, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non-terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth in Section 11.3 will not apply to such dispute and the terminating Party will have the right to issue such notice and such termination will take effect without the Parties first following the procedures set forth in Section 11.3.
(b)
If a Clinical Hold with respect to either the EQRx Study Drug or the TPT Study Drug should arise at any time after the Effective Date, the Parties will meet and discuss the basis for the Clinical Hold, how long the Clinical Hold is expected to last, and how they might address the issue that caused the Clinical Hold. If, after [***] days of discussions following the Clinical Hold, either Party reasonably concludes that the issue adversely impacts the Combined Therapy Clinical Trial and is not reasonably solvable or that unacceptable and material additional costs/delays have been or will continue to be incurred in the conduct of the Combined Therapy Clinical Trial, then such Party may immediately terminate this Agreement upon written notice to the other Party.
(c)
TPT will have the right to terminate this agreement in the event that the Combined Therapy Clinical Trial is unable to commence due to the inability of TPT to enroll a sufficient number of subjects in such trial (which number of subjects is based on the Protocol), in spite of TPT’s use of Commercially Reasonable Efforts to enroll such minimum number of subjects.
10.5
Termination for Convenience. TPT may terminate this Agreement without cause at any time during the term of this Agreement upon [***] days’ written notice to EQRx.
10.6
Effect of Termination. Upon the expiration or termination of this Agreement, (a) the licenses granted to TPT to conduct the Combined Therapy Clinical Trial in Section 2.1 (and any sublicenses granted under Section 2.2) will terminate, and (b) the Parties will use Commercially Reasonable Efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that, in the case of termination pursuant to Section 10.4, TPT may continue to dose subjects enrolled in the Combined Therapy Clinical Trial through completion of the Protocol if dosing is required by the applicable Regulatory Authorities or Applicable Law. Any such wind-down activities will include the return to EQRx, or destruction, of all EQRx Study Drug provided to TPT and not consumed in the Combined Therapy Clinical Trial, except in the event that TPT terminates this Agreement pursuant to Section 10.2 or 10.3, in which case TPT will continue to have the right to use any EQRx Study Drug provided to TPT for the conduct of the Combined Therapy Clinical Trial. The expiration or termination of this Agreement will not

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relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of such expiration or termination.

10.7
Survival. The following Articles and Sections of this Agreement and all definitions relating thereto will survive any expiration or termination of this Agreement for any reason: [***].

Article 11

MISCELLANEOUS
11.1
Entire Agreement. The Parties acknowledge that this Agreement will govern all activities of the Parties with respect to the Combined Therapy Clinical Trial from the Effective Date forward. This Agreement, including the Appendices hereto and together with the Safety Data Exchange Agreement and the Quality Agreement, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Appendices attached hereto are incorporated herein as part of this Agreement.
11.2
Governing Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of [***], without regard to its conflicts of law provisions.
11.3
Dispute Resolution.
(a)
The Parties’ [***] will attempt in good faith to resolve any dispute or concern that either Party may bring to the other Party’s attention.
(b)
In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each, a “Dispute”), other than a dispute as to [***], then upon the request of either Party by written notice, the Parties will refer such Dispute to the Executive Officers for resolution. This Agreement will remain in effect during the pendency of any such Dispute. In the event that no resolution is made by the Executive Officers (or their designee) in good faith negotiations within [***] calendar days after such referral to them, then: (i) if such Dispute constitutes an Arbitration Matter, such Dispute will be resolved through arbitration in accordance with the remainder of this Section 11.3; provided, however, that with respect to any such Dispute that relates to a matter described in Section 11.4, either Party will have the right to seek an injunction or other equitable relief without waiting for the expiration of such [***]-day period; or (ii) if such Dispute regards the supply, quality or compliance with specifications of the TPT Study Drug, the Dispute will be resolved by TPT; provided that (A) TPT will have no authority to amend, change or waive compliance with this Agreement, which matters may be approved only by the written consent of both Parties, (B) all determinations made by TPT will be consistent with the terms of this Agreement and (C) any disputes relating to the supply, quality or compliance with specifications of the EQRx Study Drug will be addressed in the Quality Agreement.
(c)
If a Dispute that constitutes an Arbitration Matter remains unresolved after escalation to the Executive Officers as described above, either Party may refer the matter to arbitration as described herein. Any arbitration under this Agreement will be conducted under the auspices of the American Arbitration Association [***]. The fees and expenses of the arbitrators will be borne [***]. The arbitration will be held in [***], which will be the seat of the arbitration. The language of the arbitration will be English.

[***] = Certain Confidential Information Omitted

11.4
Force Majeure. The Parties will be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” will mean acts of God, strikes, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties. The Parties agree that the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a force majeure for the purposes of this Agreement even though the pandemic is ongoing, to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date.
11.5
Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties will be as described below.

For TPT: With a copy to:

Turning Point Therapeutics, Inc. Turning Point Therapeutics, Inc.

10628 Science Center Drive, Suite 200 10628 Science Center Drive, Suite 200

San Diego, CA 92121 San Diego, CA 92121

Attention: [***] Attention: [***]

For EQRx: EQRx, Inc. With a copy to: EQRx, Inc.

50 Hampshire Street 50 Hampshire Street

Cambridge, MA 02139 Cambridge, MA 02139

Attention: [***] Attention: [***]

Any such communication will be deemed to have been received when delivered. It is understood and agreed that this Section 11.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

11.6
No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
11.7
No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party. No presumption as to construction of this Agreement will apply against either

[***] = Certain Confidential Information Omitted

Party with respect to any ambiguity in the wording of any provision of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision.

11.8
Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties will not constitute a partnership, joint venture or agency. Neither Party will be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.
11.9
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent (a) to an Affiliate, (b) to a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (c) to a Third Party that acquires all the rights of the assigning Party to the TPT Study Drug, in the case of TPT, or the EQRx Study Drug, in the case of EQRx. Any permitted successor or assignee of rights or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and obligations. Any assignment or attempted assignment by any Party in violation of the terms of this Section 11.10 will be null and void and of no legal effect. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. This Agreement may only be assigned together with the Quality Agreement and the Safety Data Exchange Agreement.
11.10
Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and will not affect its meaning or interpretation.
11.11
Counterparts. This Agreement may be executed in one (1) or more counterparts (including by .pdf signatures), each of which will be deemed an original, but all of which together will constitute one instrument.
11.12
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.
11.13
Further Assurance. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.14
No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.
11.15
Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article or Appendix means a Section or Article of, or Appendix to, this Agreement and all subsections thereof, unless another agreement is specified, (b) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto, (c) words in the singular or plural form include the plural and singular form, respectively, (d) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”, (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement, (f) “or” is used in the conjunctive (“and/or”) unless the context requires otherwise, (g) “will” and “shall” are synonyms, and (h) days means calendar days.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

EQRx, Inc.	Turning Point Therapeutics, Inc.
By: /s/ Melanie Nallicheri	By: /s/ Paolo Tombesi
Name: Melanie Nallicheri	Name: Paolo Tombesi
Title: President & Chief Executive Officer	Title: Executive Vice President, Chief Financial Officer

APPENDIX A
DEFINITIONS

“Adverse Event” (“AE”), “Serious Adverse Event” (“SAE”) and “Serious Adverse Drug Reaction” (“SADR”) will have the meanings provided to such terms in the International Conference on Harmonization (“ICH”) guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

“Affiliate” means, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this definition, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means (a) that an entity owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group otherwise has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

“Applicable Law” means all applicable laws, rules and regulations (whether federal, state or local) that may be in effect from time to time, including current Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and Good Manufacturing Practices (GMP).

“Arbitration Matter” means any disputed matter that relates to or arises out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement; provided that such disputed matter has been considered, but not resolved, by the Executive Officers as set forth in Section 11.3.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, NY are authorized or obligated by Applicable Law to close.

“Clinical Hold” means that (a) the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy or such Party’s Study Drug in the United States or (b) a Regulatory Authority other than the FDA has issued an equivalent order to that set forth in (a) in any other country or group of countries.

“Combined Therapy” means a therapy using the TPT Study Drug and the EQRx Study Drug in combination with or without another agent.

“Combined Therapy Clinical Trial” means the human clinical trial(s) using the TPT Study Drug and the EQRx Study Drug, which will be conducted under the Protocol.

“Combined Therapy Clinical Trial Regulatory Documentation” means any Regulatory Documentation to be submitted for the conduct of the Combined Therapy Clinical Trial, but excluding (a) any TPT Regulatory Documentation and (b) any EQRx Regulatory Documentation.

“Combined Therapy Invention” means any Invention that is not a TPT Study Invention or an EQRx Study Invention.

“Combined Therapy Patent Right” means any Patent Right that Covers any Combined Therapy Invention or Combined Therapy Study Data, but excluding any EQRx Independent Patent Right or TPT Independent Patent Right.

“Commercially Reasonable Efforts” means, with respect to an objective[***].

[***] = Certain Confidential Information Omitted

“Compound” means, with respect to (a) TPT, the TPT Study Drug, as a monotherapy, and (b) EQRx, the EQRx Study Drug, as a monotherapy.

“Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Cover” means, with respect to a Patent Right, that, but for rights granted to a Person under such Patent Right, the practice by such Person of an invention described in such Patent Right would infringe a claim included in such Patent Right, or in the case of a patent application, would infringe a claim in such patent application if it were to issue as a patent.

“Data Protection Law” means any Applicable Law relating to the protection, privacy, confidentiality or security of Personal Data including those (a) imposing minimum security requirements; (b) requiring the secure disposal of Personal Data; (c) requiring notice to data subjects or regulators whose Personal Data was or may have been affected by a Privacy Breach; or (d) governing general data protection, medical secrecy, electronic communications, digital tracking or data retention, including as applicable the EU General Data Protection Regulation (2016/679) (together with relevant national implementing legislation).

“EQRx Independent Patent Right” means any Patent Right Controlled by EQRx (or its Affiliates) (a) as of the Effective Date or (b) during the Term, the subject matter of which was conceived or first reduced to practice outside of the activities in this Agreement, in each case of (a) or (b) that Covers the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of the EQRx Study Drug.

“EQRx Regulatory Documentation” means any Regulatory Documentation pertaining to the EQRx Study Drug that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

“EQRx Study Drug” means the drug known as aumolertinib.

“EQRx Study Invention” means any Invention relating solely to (a) the EQRx Study Drug (and not any TPT Study Drug), (b) methods of manufacture or formulation or administration, including dosing, of any EQRx Study Drug or (c) a method of use of any EQRx Study Drug, including improvements thereto and all intellectual property rights therein.

“EQRx Study Patent Right” means any Patent Right that Covers any EQRx Study Invention (and not a TPT Study Invention or Combined Therapy Invention), excluding any EQRx Independent Patent Right or EQRx Technology. For the avoidance of doubt, any Patent Right that Covers both (a) an EQRx Study Invention and (b) any other type of Invention is included within the Combined Therapy Patent Rights.

“EQRx Technology” means all Technology Controlled by EQRx (or its Affiliates) as of the Effective Date or during the Term created through efforts outside of this Agreement related to the EQRx Study Drug or the Combined Therapy and necessary for the conduct of the Combined Therapy Clinical Trial. For clarity, EQRx Technology does not include any (a) Invention, (b) Study Data or (c) Combined Therapy Clinical Trial Regulatory Documentation.

“Executive Officers” means the Chief Executive Officer of TPT and the Chief Executive Officer of EQRx (or their respective designees).

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [***] working hours per calendar year of scientific or technical work carried out by a duly qualified employee of EQRx. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

“FTE Rate” means [***] Dollars ($[***]) per FTE [***], subject to [***] increases beginning [***]. The FTE Rate shall exclude any profit element but shall be calculated as a reasonable estimate of cost.

“Good Clinical Practices” or “GCP” means, with respect to the Territory, applicable good clinical practices in effect during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States or the European Union.

“Good Laboratory Practices” or “GLP” means, as to the United States and the European Union, applicable good laboratory practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices as then in effect in the United States or the European Union.

“Good Manufacturing Practices” or “GMP” means, as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

“Head License” means that certain license agreement [***].

“IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States, (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a clinical trial application in the European Union, and (c) all supplements and amendments to any of the foregoing.

“Infringe” and “Infringement” means any alleged or threatened (in writing) infringement, or misappropriation by a Third Party, of any Patent Rights.

“Invention” means any invention or Technology, whether or not patentable, that is made, conceived or first reduced to practice by, for or on behalf of a Party or the Parties together (including by a Third Party in the performance of the Combined Therapy Clinical Trial), (a) in connection with the conduct of the Combined Therapy Clinical Trial under this Agreement (including the analysis of the Study Data in connection with preparing the final study report for such trial), or (b) by the use of unpublished Study Data, but excluding in each case all Study Data.

“IRB” means an Investigational Review Board or Ethics Committee (or similar body in a given country).

“Manufacture” or “Manufacturing” means manufacturing, processing, formulating, packaging, labeling, holding (including storage) and quality control testing of a Study Drug or the Combined Therapy, in each case so as to be suitable for use in the Combined Therapy Clinical Trial under Applicable Law.

[***] = Certain Confidential Information Omitted

“Material Safety Issue” means a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon: (a) pre‑clinical safety data, including data from animal toxicology studies, or (b) the observation of Serious Adverse Events in humans after the TPT Study Drug or the EQRx Study Drug, either as a Compound or in combination with another pharmaceutical agent (including as the Combined Therapy), has been administered to or taken by humans, such as during the Combined Therapy Clinical Trial.

“NDA” means (a) any new drug application or biologics license application filed with the FDA, or any successor application or procedure required to introduce a drug or biologic into commerce in the United States, (b) a counterpart of such a new drug application or biologics license application that is required in any other country before beginning the commercialization of a drug or a biologic in humans in such country, and (c) all supplements and amendments to any of the foregoing.

“Patent Right” means any (a) United States or foreign patent, (b) United States or foreign patent application, including any provisional application, substitution, continuation, continuation-in-part, divisional, renewal or patent granted thereon, (c) any patent that has issued or in the future issues from any foregoing patent applications, (d)United States or foreign patent-of-addition, reissue, reexamination (including ex parte reexamination, inter partes review, inter partes reexamination, post grant review or supplemental examination) or extension or restoration by existing or future extension or restoration mechanism, including any supplementary protection certificate, patent term extension or the equivalent thereof or (e) any other form of government-issued right substantially similar to any of the foregoing.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Personal Data” means any information relating to an identified or identifiable natural person.

“Privacy Breach” means (a) any actual or suspected breach of security leading to the accidental or unlawful destruction, loss, theft, alteration, unauthorized disclosure, destruction of, access or damage to Personal Data processed by TPT, its Affiliates or its or their agents; or (b) any other breach of Applicable Law in relation to the processing of Personal Data by TPT, its Affiliates or its or their agents under this Agreement.

“Protocol” means the written documentation that describes the Combined Therapy Clinical Trial and sets forth specific activities to be performed as part of the Combined Therapy Clinical Trial conduct.

“Quarter” means a calendar quarter.

“Regulatory Authority” means the FDA or any other governmental authority outside the United States (whether supranational, national, federal, provincial or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union.

“Regulatory Documentation” means, with respect to a Party’s Study Drug, all submissions to Regulatory Authorities in connection with the development of such Study Drug, as applicable, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, investigator brochures, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include clinical data).

“Right of Cross-Reference” means, with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Study Drug, only to the extent necessary for the conduct of the Combined Therapy

Clinical Trial in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and without the disclosure of such information to such Party.

“Qualified Person” or “QP” means a Third Party who is an experienced professional qualified in pharmaceutical manufacture and distribution in accordance with Directive 2001/83/EC for medicinal products for human use who certifies the release of every production batch of each product in the relevant territories.

“Study Drugs” means the EQRx Study Drug and the TPT Study Drug. A “Study Drug” means either the EQRX Study Drug or the TPT Study Drug, as applicable.

“Technology” means information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed and materials, including Regulatory Documentation.

“Territory” means worldwide.

“Third Party” means any Person other than TPT and EQRx and their respective Affiliates.

“TPT Independent Patent Right” means any Patent Right Controlled by TPT or a TPT Affiliate (a) as of the Effective Date or (b) during the Term the subject matter of which was conceived or first reduced to practice through activities other than those performed pursuant to this Agreement, in each case (a) and (b) that Cover the use (either alone or in combination with other agents), manufacture, formulation or composition of matter of the TPT Study Drug.

“TPT Regulatory Documentation” means Regulatory Documentation pertaining to the TPT Study Drug that exists as of the Effective Date or created during the Term through outside of this Agreement.

“TPT Study Drug” means the drug known as TPX-0022.

“TPT Study Invention” means any Invention relating solely to (a) the TPT Study Drug (and not any EQRx Study Drug), (b) the method of manufacture or formulation or administration, including dosing, of any TPT Study Drug or (c) methods of use of the TPT Study Drug, including improvements thereto and all intellectual property rights therein.

“TPT Study Patent Right” means any Patent Right that Covers any TPT Study Invention (and not an EQRx Study Invention or a Combined Therapy Invention), excluding any TPT Independent Patent Right or TPT Technology. For the avoidance of doubt, any Patent Right that Covers both (a) a TPT Study Invention and (b) any other type of Invention is included within the Combined Therapy Patent Rights.

“TPT Technology” means all Technology (a) that is Controlled by TPT or a TPT Affiliate (i) as of the Effective Date or (ii) during the Term created through efforts outside of this Agreement and (b) that is related to the TPT Study Drug or the Combined Therapy. For clarity, TPT Technology does not include any (a) Invention, (b) Study Data or (c) Combined Therapy Clinical Trial Regulatory Documentation.

“Trial Site” means a clinical site at which the Combined Therapy Clinical Trial is conducted on study subjects in such trial.

APPENDIX b

PROTOCOL SUMMARY

[***]

[***] = Certain Confidential Information Omitted

APPENDIX C

FORECAST & DETAILS FOR STUDY DRUG SUPPLY

[***]

[***] = Certain Confidential Information Omitted